Agreement and Plan of Merger

dated as of

March 8, 2010

among

Cascade Technologies Corp.,
a Wyoming corporation,

SMI Merger Sub,
a Nevada Corporation

and

Spectral Molecular Imaging, Inc.,
a Nevada corporation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is dated as of March 8, 2010 among Cascade Technologies Corp., a Wyoming corporation (“Parent”), SMI Merger Sub, a Nevada corporation wholly owned by Parent (“Sub”), and Spectral Molecular Imaging, Inc., a Nevada corporation (the “Company”).

Recitals

A.  The Company has developed and is developing certain intellectual property relating to optical imaging medical devices, including for the early detection of skin cancer (the “Opportunity”).

B.  The Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein that constitutes a tax-free transaction meeting the requirements of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the “Merger”).

C.  Parent, Sub, and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

D.  The Company and Parent have previously entered into a memorandum of agreement dated December 11, 2009 (the “MOA”) relating to the consummation of the transactions contemplated herein, and the parties intend this Agreement to replace and supersede the MOA to the extent it has not otherwise terminated in accordance with its terms.

Agreement

Now, Therefore, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1.  The Merger.

1.1  The Merger.  At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, Sub shall be merged with and into the Company in accordance with the Chapter 92A of the Nevada Revised Statutes (the “NRS”).  The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).  Sub and the Company are sometimes referred to herein as the “Constituent Corporations.”  As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Section 2.

1.2  Effective Time.  At the Closing (as defined in Section 1.3), a certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Nevada (the “Secretary of State”) for filing, as provided in Section 82A.200 of the NRS, on, or as soon as practicable after, the Closing Date (as defined in Section 1.3).  The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the “Effective Time”).

1.3  Closing.  The closing of the Merger (the “Closing”) will take place at the offices of counsel to the Company, 2049 Century Park East, Suite 3670, Los Angeles, CA 90067, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the first business day following satisfaction of the conditions set forth in Sections 6.2 and 7.2, provided that the other closing conditions set forth in Sections 6 and 7 have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the “Closing Date”).  At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Sections 7 and 8.

1.4  Articles of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, (i) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.5  Directors and Officers of the Surviving Corporation.  The directors of the Company and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

1.6  Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the NRS.

1.7  Further Assurances.  Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

Section 2.  Conversion of Shares.

2.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)           Capital Stock of Sub.  Each issued and outstanding share of the common stock, par value $.001 per share, of Sub (“Sub Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).  Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

(b)           Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries.  All shares of common stock, par value $.001 per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary (as hereinafter defined) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.  As used in this

Agreement, “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

 (c)           Exchange Ratio for Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2. 1(b) and other than Dissenting Shares (as defined in Section 2.1(d)) shall be converted into the right to receive thirty-one thousand seven hundred forty-four and 274/1000ths (31,744.274) (the “Conversion Number”) fully paid and nonassessable shares of common stock, no par value, of Parent (“Parent Common Stock”), subject to adjustment in accordance with the next sentence.  If, prior to the Effective Time, Parent shall (i) have effected the Dividend (as defined in Section 8.3(a)), the Conversion Number shall be multiplied by 3.64, and the resulting product shall from and after the date of such event be the Conversion Number, subject to further adjustment in accordance with this sentence or (ii) pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any shares of Parent Common Stock (other than with respect to the Dividend as described in the immediately preceding clause), the Conversion Number shall be multiplied by a fraction, the numerator of which shall be the number of shares of Parent Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Conversion Number, subject to further adjustment in accordance with this sentence.  All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock to be issued in consideration therefor, upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d)  Dissenting Shares.  (i)  Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the NRS and has not effectively withdrawn or lost such right to appraisal (a “Dissenting Share”), shall not be converted into or represent a right to receive shares of Parent Common Stock pursuant to Section 2.1(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the NRS; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the NRS, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of Parent Common Stock pursuant to Section 2.1(c).

(ii)  The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the NRS relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NRS.  The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

2.2  Exchange of Certificates.

(a)  Exchange Agent.  On the Closing Date, Parent shall make available to such person designated by the Company and reasonably acceptable to Parent (the “Exchange Agent”), certificates representing the number of duly authorized shares of Parent Common Stock issuable in connection with the Merger, to be held for the benefit of and distributed to the holders of Company Common Stock in accordance with this Section.  The Exchange Agent shall agree to hold such shares of Parent Common Stock (such shares of Parent Common Stock being referred to herein as the “Exchange Fund”) for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent.

(b)  Exchange Procedures.  As soon as reasonably practicable after the Effective Time and subject to the surrender provisions of this Section 2.2(b), the Exchange Agent shall deliver to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares are converted pursuant to Section 2.1(c) into the right to receive shares of Parent Common Stock a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such endorsements for transfer duly executed and completed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2, and the Certificate so surrendered shall forthwith be canceled.  In no event shall the holder of any Certificate be entitled to receive interest on any property to be received in the Merger.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the number of shares of Parent Common Stock into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Section 2.

 (c)  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section.  Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(d)  No Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby, subject, however, to the Surviving Corporation’s obligation to pay any dividends which may have been declared by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time.  From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

(e)  Fractional Shares.  Parent may issue certificates or scrip representing fractional shares of Parent Common Stock to be issued in the Merger upon the surrender for exchange of Certificates.

(f)  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for three (3) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Section 2 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.  Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.  Representations, Warranties and Covenants of the Company.  The Company represents and warrants to, and covenants with, Parent and Sub as follows:

3.1  Corporate Existence, Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct the Opportunity as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the transactions contemplated by this Agreement.

3.2  Corporate Action.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been authorized by all requisite corporate action on the part of the Company.

3.3  Validity.  This Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

3.4  Qualification as a Foreign Corporation.  The Company is duly qualified and in good standing as a foreign corporation and licensed to conduct the Opportunity as now being conducted in each jurisdiction in which the Company is required to be qualified to conduct the Opportunity, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of the Opportunity.

3.5  Conflict with Other Instruments.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated in this Agreement will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a “due on sale” clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the articles of incorporation or bylaws of the Company or (B) any material indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which the Company is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of the Opportunity.

3.6  Capitalization.  The authorized capital stock of the Company consists of 20,000 shares of common stock, par value $.001 per share.  As of the date hereof, there are 1,000 shares of common stock of the Company issued and outstanding and persons set forth on Schedule I (the “Company Shareholders”) own the shares of the Company Stock as set forth on Schedule I.  All of the issued and outstanding shares of the Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.  To the Company’s knowledge, there are no voting trusts, shareholder agreements or other voting arrangements, capacities, charges, liens or encumbrances on any shares of the Company Stock that have been entered into by the Company Shareholders.  There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating the Company to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of the Company.

3.7  No Adverse Change.  Since November 10, 2009, there has been no material adverse change in the condition, financial or otherwise, of the Opportunity or its assets or properties, or in the prospects thereof or therefor.  Since November 10, 2009, none of its assets or properties or the Opportunity has been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  Except as previously disclosed to Parent in writing pursuant to this Agreement and since November 10, 2009, the Company (i) has not become involved in any unresolved labor trouble or dispute which materially and adversely affects the Opportunity, (ii) has not become a party to any collective bargaining agreement, and (iii) has not suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall be materially adverse to the Opportunity or its assets or properties.  Nothing has come to the attention of the President or Chief Financial Officer of the Company which any of such persons believes will cause a material adverse change in the prospects of the Opportunity.

3.8  Assets; Title to Assets.  The assets or properties of the Company consist principally of (a) U.S. Patent 7,428,048 covering Imaging Elastic Scattering Spectral Endoscopy, (b) license to U.S. Patent 5,841,577 covering a Light Microscope with an Acousto-Optic Tunable Filters issued to Carnegie Mellon University, (c) license to U.S. Patent 5,796,512 covering Submicron Imaging System Having an Acousto-Optic Tunable Filter issued to Carnegie Mellon University, and (d) one or more prototypes of the Company’s medical device incorporating the foregoing patented technology (the “Principal Assets”).

  the Company has good and marketable title to the Principal Assets, free and clear of all mortgages, liens, claims or encumbrances of any kind or any conditional sale agreement or other title retention agreement.

3.9  Material Contracts.  The Company has furnished or made available to Parent accurate and complete copies or detailed descriptions of the Company Material Contracts applicable to the Company including the Patents, Licenses and Permits.  With respect to any the Company Material Contract, the Company is not aware of any existing breach, default or event of default by the Company, or event that with notice or lapse of time or both would constitute a breach, default or event of default by the Company, other than breaches, defaults or events of default that would not have a material adverse effect on the business, assets or prospects of the Company (a “Company Material Adverse Effect”), nor does the Company know of, and the Company has not received notice of, or made a claim with respect to, any breach or default by any other party thereto that would, severally or in the aggregate, have a Company Material Adverse Effect.  As used herein, the term “Company Material Contracts” shall mean all (i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by the Company in excess of $10,000 or which have a remaining term in excess of two years, (iii) insurance policies, and (iv) all contracts that would, if terminated, have a Company Material Adverse Effect.

3.10  Litigation, Etc.  There are no actions, suits, claims investigations or proceedings pending in any court or by or before any governmental agency to which the Company is a party or otherwise affecting the Principal Assets or the Opportunity as now or heretofore conducted by the Company, and, to the best of the Company’s knowledge, after due inquiry, there is no action, suit, claim, investigation, proceeding, grievance or controversy threatened against the Company with regard to or affecting the Principal Assets or the Opportunity as now or heretofore conducted by it.  There is no action, suit, claim, investigation or proceeding known to the Company, after due inquiry, which is pending or threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by the Company in connection with this Agreement.  the Company is not subject to any judicial injunction or mandate or any quasi-judicial order or quasi-judicial restriction directed to or against it as a result of its ownership of the Principal Assets or its conduct of the Opportunity as now or heretofore conducted by it and no governmental agency has at any time challenged or questioned in writing, or commenced or given notice of intention to commence any investigation relating to, the legal right of the Company to conduct the Opportunity or any part thereof as now or heretofore conducted by it, so as to materially and adversely affect the ownership and use of the Principal Assets.

3.11  Compliance with Laws, Etc.  The Company has complied with all laws and regulations of any applicable jurisdiction with which it is or was required to comply in connection with its ownership of the Principal Assets and its conduct of the Opportunity, the enforcement of which would have a material and adverse effect on the ownership of the Principal Assets or the conduct of the Opportunity.  The Company has all permits and permissions of governments, governmental authorities and quasi-governmental authorities necessary to own the Principal Assets and to conduct the Opportunity as now conducted, except where failure to have such permits and permissions would have no material and adverse effect on the ownership of the Principal Assets or the conduct of the Opportunity.

3.12  Governmental Approvals .  No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by the Company of this Agreement or the Company’s consummation of the transactions contemplated hereby.

3.13  Hazardous Waste.  To the best of the Company’s knowledge, neither the Company nor any previous owner, tenant, occupant or user of any real property now or previously owned or occupied by the Company (“Real Property”) used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials (as hereinafter defined) on, under, in or about the Real Property, or transported any Hazardous Materials to or from the Real Property.  “Hazardous Materials,” as used herein, refers to any flammable materials, explosives, radioactive materials, asbestos, organic compounds known as polychlorinated biphenyls, chemicals now known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substance defined as or included in the definition of “hazardous substances” under the Hazardous Materials Law (as defined herein).  No underground tanks or underground deposits of Hazardous Materials exist on, under, in or about the Real Property.

To the best of the Company’s knowledge, the Company has kept and maintained the Real Property, including the groundwater on or under the Real Property, and conducted the Opportunity in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about the Real Property including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 8601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar State or local laws and ordinances and the regulations now or previously adopted, published and/or promulgated pursuant thereto (collectively, the “Hazardous Materials Laws”).

As of the date hereof, there are no (i) enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted, contemplated or threatened pursuant to any Hazardous Materials Laws affecting the Real Property, (ii) claims made or threatened by any third party against the Company or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials (the matters set forth in clauses (i) and (ii) above are hereinafter referred to as “Hazardous Materials Claims”) nor (iii) any occurrence or condition on the Real Property or adjoining or in the vicinity of the Real Property which could subject the Company, the Parent or the Real Property to any restrictions on ownership, occupancy, transferability or use of the Real Property under any Hazardous Material Laws.

3.14  Patents, Licenses and Permits.  The Principal Assets constitute all patents, licenses, permits, consents, approvals or authorizations of governments, governmental authorities or quasi-governmental authorities (both United States and foreign) currently owned or held by the Company in connection with the Opportunity (the “Patents, Licenses and Permits”), and, except as may be noted on Schedule 3.14, the Company is the owner or exclusive licensee of each such Patent, License and Permit.  No claims made by third parties with respect to any of the Patents, Licenses and Permits are pending.  There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Patents, Licenses and Permits and there has been no notice to the Company that any Patent, License or Permit infringes the rights of any third party or is being infringed by any third party.

3.15  Trademarks, Tradenames, etc.  The Company does not own or use any registered or unregistered copyrights, trademarks, tradenames, service marks, service names, slogans or assumed names (nor are any of the same used or held for use) in connection with the conduct of the Opportunity other than those listed in Schedule 3.15 hereto (the “Trademarks”), all of which are owned by the Company.  No claims made by third parties with respect to any of the Trademarks are pending.  There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Trademarks and there has been no notice to the Company that any Trademark infringes the rights of any third party or is being infringed by any third party.

3.16  Books and Records, etc.  Prior to the Closing Date, the Company will make available to Parent copies of all books and records in the Company’s possession relating to the Opportunity and the Principal Assets, and on the Closing Date the Company will deliver to Parent all such books and records in the Company’s possession.

3.17  No Material Undisclosed Liabilities.  Except as provided in Schedule 3.17, there are no liabilities or obligations of the Company of any nature, whether absolute, accrued, contingent, or otherwise, other than (a) obligations under the Patents, Licenses and Permits and (b) liabilities and obligations that are in the aggregate less than $150,000.

3.18  Tax Returns and Tax Liabilities.  Except as set forth in Schedule 3.18, the Company has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and timely paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by the Company from other persons, such as sales taxes, payroll taxes, etc., (iii) either timely paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by the Company with respect to all periods up to and including the date hereof.

3.19  Officers and Employees.  Schedule 3.19 hereto contains a list of the name of each officer and each full-time employee of the Company employed in the Opportunity at the date hereof and such person’s position.  Since November 10, 2009, there has been no change of, or agreement to change, any terms of employment, including without limitation, salary, wage rates or other compensation, of any officer or employee of the Company employed in the Opportunity.  The Company will use its commercially reasonable best efforts to induce all employees of the Company employed in the Opportunity to continue their respective employment following the Closing Date.  For each employee hired by the Company after January 1, 2009, the Company has verified appropriate documents and has a verified and signed INS Form I-9 for each such employee, if required.  All such forms are in the Company’s possession and shall be turned over to Parent for each employee accepting employment with Parent as of the Closing.  The Company has not received any information that would lead it to believe that a material number of the employees of the Company employed in the Opportunity will or may cease to be employees of the Company, or will refuse offers of employment from Parent, because of the consummation of the transactions contemplated by this Agreement.

3.20 Principal Assets Constitute the Opportunity, etc.  The Principal Assets comprise all of the assets, property, rights and business owned by and employed by the Company in connection with the Opportunity and will enable the Company to operate the Opportunity in substantially the same manner after the Closing as it is being conducted immediately before the Closing.  All of the physical assets are serviceable for the purposes for which they are being used on the date hereof.

3.21  Material Information.  To the knowledge of the Company, neither the Schedules hereto nor any other written material provided by the Company to Parent or its accountants, consultants, counsel or other advisers in connection with the negotiation of this Agreement or the transactions contemplated herein, as of their respective dates contained, nor does this Agreement contain, any untrue statement of a material fact or omit to state a material fact necessary to make information contained therein or herein not misleading.  To the knowledge of the Company, there is no fact or condition which the Company has not disclosed to Parent in writing which materially adversely affects the condition, financial or otherwise, of the Principal Assets or the Opportunity or the prospects thereof or therefor, or the ability of the Company to perform any of its obligations under this Agreement.

3.22  No Other Agreements to Sell Assets or Equity Interests.  Other than pursuant to or contemplated by this Agreement, the Company has no legal obligation, absolute or contingent, to any person or firm to sell the Opportunity or the Principal Assets relating to the Opportunity (other than sales in the ordinary course of the Company’s business) or any equity interest therein, or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

3.23  Offering Documents.  The Company has participated in supplying information concerning the intellectual property, business and operations of the Company for use in connection with a private placement (the “Offering”) pursuant to which Parent would offer up to $2 million in principal amount of notes, initially convertible into shares of Parent Common Stock at a price of $.182 per share (based on the assumptions set forth in Schedule 6.7).  The parties acknowledge that consummation of the Offering is conditioned on the completion of the Merger and that the substantive business in which the investors in the Offering are investing is the Company’s Opportunity.  The offering materials reflect the Principal Assets, the Opportunity and the business and management of the Company, which will be the principal assets, business and management of Parent and Sub following consummation of the transactions contemplated by this Agreement (the “Offering Materials”).  To the knowledge of the Company, none of the Offering Materials or any other written material provided by the Company to Parent or its accountants, counsel or other advisers in connection with the Offering, as of their respective dates, contained any untrue statement of a material fact or omit to state a material fact necessary to make information contained therein or herein not misleading.

Section 4.  Representations and Warranties of Parent and Sub.  Parent and Sub hereby represents and warrants to the Company as follows:

4.1  Corporate Existence, Power and Authority.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the transactions contemplated by this Agreement.

4.2  Corporate Action.  The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been authorized by all requisite corporate action on the part of Parent and Sub.

4.3  Validity.  This Agreement constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

4.4  Qualification as a Foreign Corporation.  Each of Parent and Sub is duly qualified and in good standing as a foreign corporation and licensed to conduct its business as now being conducted in each jurisdiction in which Parent or Sub is required to be qualified to conduct its business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of Parent’s or Sub’s business as now conducted.

4.5  Conflict with Other Instruments.  Neither the execution and delivery of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the transactions contemplated in this Agreement will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a “due on sale” clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the articles of incorporation or bylaws of Parent or Sub or (B) any material indenture, mortgage, lease, agreement or other instrument to which Parent or Sub is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which Parent or Sub is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of Parent’s or Sub’s business as now conducted.

4.6  Capitalization.

(a)  The authorized capital stock of Parent consists solely of 750,000,000 shares of common stock, no par value, and, following the Related Transactions (as defined in Section 8.3) will consist of 750,000,000 shares of common stock.  As of February 16, 2010, 163,950,000 shares of Parent Common Stock were issued and outstanding.  There has been no change in the number of issued and outstanding shares of common stock since such date other than as contemplated in the Related Transactions.  All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  Except as provided in this Agreement, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Parent to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Parent.

(b)  To Parent’s knowledge, there are no voting trusts, stockholder agreements or other voting arrangements that have been entered into among the stockholders of Parent.

(c)  The Parent Common Stock, upon issuance in accordance with the Merger as provided in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(d)  Except as contemplated in the Related Transactions, there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or any capital stock of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or any other person.

4.7  Governmental Approvals.  No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by Parent or Sub of this Agreement or Parent’s or Sub’s consummation of the transactions contemplated hereby.

4.8  Litigation.  Except as disclosed in the Parent SEC Reports (as defined in Section 4.10), (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in theaggregate, could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement, and there are no facts or circumstances known to Parent that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither Parent nor any of its Subsidiaries is subject to any order of any governmental or regulatory authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

4.9  Compliance with Laws, etc.  Each of Parent and Sub has complied with all laws and regulations of any applicable jurisdiction with which it is required to comply, the enforcement of which could materially impair the ability of Parent or Sub to perform its obligations under this Agreement.

4.10  SEC Reports and Financial Statements.  Parent delivered to the Company prior to the execution of this Agreement by direction to the SEC’s EDGAR website a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed or to be filed by Parent or any of its Subsidiaries with the SEC since September 1, 2007 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”), which are all the documents (other than preliminary material) that Parent and its Subsidiaries were required to file with the SEC since such date.  As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole) the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.  Each Subsidiary of Parent is treated as a consolidated Subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

4.11  Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Reports, (a) since August 31, 2008, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Parent and its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which Parent and its Subsidiaries participate or are engaged and (b) between such date and the date hereof Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice or as contemplated in connection with this Agreement.

4.12  Absence of Undisclosed Liabilities.  Except for matters reflected or reserved against in the balance sheet for the period ended August 31, 2009 or as disclosed in Schedule 4.12,

neither Parent nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement and (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole.

4.13  Tax Returns and Tax Liabilities.  Except as set forth in Schedule 4.13, each of Parent and Sub has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by Parent from other persons, such as sales taxes, payroll taxes, etc., (iii) either paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by Parent or Sub with respect to all periods up to and including the date hereof.

4.14  Hazardous Waste.  To the best of Parent’s knowledge, neither Parent or Sub nor any previous owner, tenant, occupant or user of any real property owned, leased or occupied by Parent or Sub used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials on, under, in or about such real property, or transported any Hazardous Materials to or from such real property.  No underground tanks or underground deposits of Hazardous Materials exist on, under, in or about such real property.

To the best of Parent’s knowledge, each of Parent and Sub has kept and maintained any real property owned, leased or occupied by Parent or Sub, including the groundwater on or under such real property, and conducted its business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such real property including, without limitation, the Hazardous Materials Laws.

As of the date hereof, there are no Hazardous Materials Claims nor has there been any occurrence or condition on any real property owned, leased or occupied by Parent or Sub or adjoining or in the vicinity of such real property which could subject the Company, Parent or Sub or such real property to any restrictions on ownership, occupancy, transferability or use of the Real Property under any Hazardous Material Laws.

Section 5.  Conditions Precedent to Obligations of Parent and Sub.  All obligations of Parent and Sub under this Agreement to be performed on and after the Closing Date are, at the option of Parent, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below.

5.1  Proceedings Satisfactory.  All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to Parent and to counsel for Parent.  the Company shall have delivered to

 Parent on the Closing Date such documents and other evidence as Parent may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 5, in form and substance reasonably satisfactory to Parent.

5.2  Stockholder Approval.  This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the NRS and the Company’s Articles of Incorporation, if applicable.

5.3  Representations and Warranties of the Company Correct.  The representations and warranties made by the Company in Section 3 shall be (and tender by the Company of any documents required to be delivered at the Closing by it shall constitute a representation by the Company as at the Closing that, except as otherwise specifically approved in writing by Parent, such representations and warranties of the Company are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

5.4  Compliance with Terms and Conditions.  All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Company on or before the Closing Date shall have been (and tender by the Company of any documents required to be delivered at the Closing shall constitute a representation by the Company as at the Closing that, except as otherwise specifically approved in writing by Parent, they have been) complied with and performed in all material respects.

5.5  No Proceedings Pending.  No action, suit, claim, investigation or proceeding by or before any court, administrative agency or other governmental or regulatory body or authority shall have been instituted or threatened which may restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or which may affect the right of the Company to operate or control after the Closing Date the Principal Assets or the Opportunity, or any part thereof.

5.6  No Material Change.  There shall have been no material adverse change in the condition, financial or otherwise, of the Company or the Principal Assets, or in the prospects thereof or therefor, and none of the Company or the Principal Assets shall have been, in the judgment of Parent, adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of, any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  the Company shall not (i) be involved in any unresolved labor trouble or dispute which materially and adversely affects the business or prospects of the Company; (ii) have become a party to any collective bargaining agreement; or (iii) have suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall, in the judgment of Parent, be materially adverse to the Company, the Principal Assets of the prospects of either.

5.7  Certificates.  The Company shall have delivered to Parent (i) a copy of the articles of incorporation, as amended, of the Company, certified as of a recent date by the Secretary of State of the Company’s jurisdiction of incorporation, and a long-form certificate as to the good standing of the Company from such official, in each case dated as of a recent date; (ii) a certificate as to the good standing of the Company as a foreign corporation qualified to do business in California and a tax certificate of good standing from the Secretary of State of Nevada dated as of a recent date; (iii) a certificate of the Secretary of the Company dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the by-laws of the Company as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of the Company described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all other documents delivered by the Company in connection herewith and the consummation by the Company of the transactions contemplated by this Agreement and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Company has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above and no action has been taken by the Company or its shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of the Company, and (D) as to the incumbency and specimen signature of each officer of the Company executing this Agreement or any other document delivered in connection herewith; (iv) a certificate of another officer of the Company dated the Closing Date as to the incumbency and signature of the Secretary of the Company; (v) a certificate of the Chairman of the Board of Directors, President or a Vice President of the Company and its chief financial officer or chief accounting officer stating that the representations and warranties of the Company in Section 3 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and the Company has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (vi) such other documents as Parent may reasonably request.

5.8  Arrangements as to Employees.  the Company shall have paid or properly accrued for all amounts of salary, wages and vacation pay due to all employees of the Company through the close of business on the Closing Date and shall have remitted or set aside for remittance to the appropriate authority all withholding, social security and other employer and employee taxes due or to become due in respect of the operation of the Company’s business through such date.

5.9  Financing Arrangements.  Parent shall have consummated a financing raising gross proceeds of not less than $1,000,000 (the “Financing”) and all payments required pursuant to the terms of the Offering Materials (including related escrow agreements) and other documents relating to such Financing shall have been made.

5.10  Agreed Lock Up.  The majority owners of the Company shall have agreed to a lock-up agreement restricting the sale transfer or hypothecation of the Parent Common Stock received by them in the Merger for a period of 12 months from the Closing Date and shall have consented to the imposition of a legend reflecting such lock-up agreement on the share certificates issuable to such holders as provided in Section 7.5.

Section 6.  Conditions Precedent to Obligations of the Company.  All obligations of the Company hereunder to be performed on or after the Closing Date are, at the option of the Company, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below.

6.1  Proceedings Satisfactory.  All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto and all other related legal matters (including the assumption of Parent’s liabilities) shall be reasonably satisfactory to the Company and to counsel for the Company.  Parent shall have delivered to the Company on the Closing Date such documents and other evidence as the Company may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 6, in form and substance reasonably satisfactory to the Company.

6.2  Stockholder Approval.  This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the NRS and the Company’s Articles of Incorporation, if applicable.

6.2  Representations and Warranties of Parent and Sub Correct.  The representations and warranties made by Parent and Sub in Section 4 of this Agreement shall be (and tender by Parent or Sub of any documents required to be delivered at the Closing by it shall constitute a representation by Parent and Sub at the Closing that, except as otherwise specifically approved in writing by the Company, such representations and warranties of Parent and Sub are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

6.3  Compliance with Terms and Conditions.  All the terms, covenants and conditions of this Agreement to be complied with and performed by Parent or Sub on or before the Closing Date shall have been (and tender by Parent or Sub of any documents required to be delivered at the Closing by it shall constitute a representation by Parent and Sub as at the Closing that, except as otherwise specifically approved in writing by the Company, they have been) complied with and performed in all material respects.

6.4  Legal Opinion of Parent’s Counsel.  Parent shall have delivered to the Company an opinion of Hirst Applegate, LLP, counsel for Parent, dated the Closing Date and addressed to the Company, in form and substance satisfactory to the Company.

6.5  Tax Opinion.  The Company shall have received the opinion, addressed to the Company and the Company Shareholders, based on appropriate representations of the Company and Parent, of Baker Hostetler LLP, special tax counsel to Parent, to the effect that the Merger will be treated for federal and California income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, dated on or about the Closing Date, which opinion shall not have been withdrawn or modified in any material respect.

6.6  Certificates.  Parent shall have delivered to the Company (i) a copy of the articles of incorporation, as amended, of each of Parent and Sub, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation; (ii) a certificate of the Secretary of Parent dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the by-laws of each of Parent and Sub as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of Parent and Sub described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of each of Parent and Sub authorizing the execution, delivery and performance of this Agreement and all other documents delivered by Parent and Sub in connection herewith and the consummation by Parent and Sub of the transactions contemplated by this Agreement and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the articles of incorporation of Parent and Sub have not been amended since the date of the last amendment thereto furnished pursuant to (i) above and no action has been taken by Parent or Sub or its respective shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of Parent or Sub, and (D) as to the incumbency and specimen signature of each officer of Parent and Sub executing this Agreement or any other document delivered in connection herewith; (iii) a certificate of another officer of Parent dated the Closing Date as to the incumbency and signature of the Secretary of Parent and Sub; (iv) a certificate of the Chairman of the Board of Directors, President or a Vice President of Parent stating that the representations and warranties of Parent and Sub in Section 4 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and each of Parent and Sub has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (v) such other documents as the Company may reasonably request.

6.7  Capitalization Assumptions.  As set forth and based on the assumptions set forth in Schedule 6.7, including (i) the Dividend, (ii) any other adjustments contemplated in this Agreement, (iii) all shares issuable in connection with the Offering, including shares issuable on conversion of any convertible securities that are sold in the Offering, and (iv) completion of the Closing, the Company Shareholders shall own beneficially not less than the percentage of the Parent’s issued and outstanding shares of common stock as set forth in Schedule 6.7.

6.8  Financing Arrangements.  Parent shall have consummated the Financing and all payments required pursuant to the terms of the Offering Materials (including related escrow agreements) and other documents relating to the Financing shall have been made.  Net proceeds from the Financing after giving effect to all fees, expenses and transaction costs of the Offering and other transactions herein contemplated, other than fees of the Company's counsel, shall equal to the gross proceeds of such offering less not more than $12,500.

6.9  Elimination of Liabilities.  Parent shall have eliminated all obligations and liabilities of Parent and Sub to the satisfaction of the Company and its counsel as required under Section 8.6.

6.10  Parent Director Resignations. Each of the Parent Directors designated by the Company shall have (i) resigned as an officer of Parent and (ii) tendered his or her resignation as a director of Parent to become effective automatically upon expiration of any applicable waiting period under Rule 14f-1 of the Exchange Act.

Section 7.  Additional Covenants of the Company.

7.1  Consents.  The Company covenants to Parent and Sub that it will use its commercially reasonable efforts to obtain or cause to be obtained from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Merger.

7.2   Cooperation.  The Company covenants to Parent and Sub that, from the date hereof to and including the Closing Date, it will:

(a)  Access to Information.  Cooperate and cause others under the control of the Company to cooperate to the end of providing Parent and its counsel, accountants and other designated representatives full access during normal business hours to the properties, books, contracts, commitments and other records (including computer files, retrieval programs and related documentation) of the Company relating to the Principal Assets or the Opportunity, and the Company will furnish or cause to be furnished to Parent and such representatives during such period all such information and data concerning the same as Parent or such representatives reasonably may request.  Parent may, from the date hereof to the Closing Date, contact vendors, customers and manufacturers and others with whom the Company does business in connection with the Opportunity; and

    (b)  Keep Parent Informed.  Promptly notify Parent of any material matter or thing occurring which adversely affects the condition, financial or otherwise, of the Principal Assets or the Opportunity, or the prospects thereof or therefor.

7.3   Preserve the Opportunity.  The Company covenants to Parent and Sub that, from the date hereof to and including the Closing Date:

(a)  the Company will do or cause to be done all things necessary and appropriate to (A) continue operation of the Opportunity in the ordinary course in the same manner in which it has heretofore been conducted; (B) preserve intact the business organization and reputation of the Company; (C) continue and maintain in force any insurance; (D) except as otherwise contemplated herein, use its best efforts to keep available the services of the management and employees of the Company; and (E) preserve the goodwill of suppliers, customers and others having business relations with the Company; and

(b)  the Company will not, without the prior consent of Parent, (A) sell (except in the ordinary course of the conduct of the Opportunity), pledge, assign, lease, give a security interest in or otherwise encumber any of the Principal Assets; (B) enter into any commitment with respect to the operation of the Opportunity, except in the ordinary course of the conduct of the Opportunity; (C) voluntarily incur or become subject to, or agree to incur or become subject to, any obligation or liability (absolute or contingent) in connection with the Opportunity, except current liabilities incurred and obligations under contracts entered into in the ordinary course of the conduct of the Opportunity; (D) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) in connection with the Opportunity, except current liabilities incurred in the ordinary course of the conduct of the Opportunity; (E) declare or make, or enter into any agreement to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders of the Company, or purchase or redeem, or agree to purchase or redeem, any of its stock or other securities; (F) mortgage, pledge, or suffer any lien, charge or any other encumbrance, or enter into any agreement to do so, in respect to any of the Principal Assets; (G) sell or transfer, or enter into any agreement to sell or transfer, any of the Principal Assets or cancel or enter into any agreement to cancel any debts or claims, except in each case in the ordinary course of the conduct of the Opportunity; (H) bring about or cause to occur any extraordinary losses or waive any rights of substantial value; (I) enter into any transactions other than in the ordinary course of the conduct of the Opportunity; (J) terminate any material contract, agreement, license or other instrument to which it is a party, except agreements which are by their terms terminable in the ordinary course of the conduct of the Opportunity; (K) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization; (L) make, or agree to make, any accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, employee or agent (except as permitted or required by this Agreement); (M) increase the rate of compensation payable or to become payable by the Company to any of its officers, employees or agents over the rate being paid to them at the date of this Agreement; (N) directly or indirectly, pay or make a commitment to pay any severance or termination pay to any officer, employee or agent; (O) introduce any new method of accounting in respect of the Principal Assets, Opportunity, or rights applicable thereto; (P) make any capital expenditures or enter into commitments for capital expenditures exceeding in the aggregate $10,000; or (Q) enter into any transactions other than in the ordinary course of the conduct of the Opportunity.

7.4  Ordinary Course.  The Company covenants to Parent and Sub that, notwithstanding Section 7.3, at all times from and after the date hereof until the Closing Date, it covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing) the Company and each of its Subsidiaries shall conduct its businesses only in, and none of the Company and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

7.5  Agreed Lock Up.  Share certificates issuable to the majority owners of the Company shall be subject to a lock-up restricting their sale transfer or hypothecation for a period of 12 months from the Closing Date.

Section 8.  Additional Covenants by Parent and Sub.

8.1  Consents and Waivers.  Each of Parent and Sub will use commercially reasonable efforts to assist the Company in obtaining from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Merger.

8.2  Books and Records.  After the date hereof, Parent and Sub shall permit the Company and its authorized representatives, in connection with (i) the preparation of the Company’s tax returns, (ii) the determination or enforcement of the Company’s rights and obligations under this Agreement, (iii) the Company’s compliance with the requirements of any governmental or quasi-governmental authority or body or (iv) the matters described in paragraph (c) below, to have reasonable access during normal business hours to the Books and Records relating to the operation of the Opportunity prior to the Closing Date.

8.3  Related Transactions.  As soon as practicable prior to or following the Closing, as applicable, the Parent shall effect or implement the following actions (the “Related Transactions”):

(a)  Effect a share dividend of 2.64 shares of Parent Common Stock for each outstanding share of Parent Common Stock (the “Dividend”).

(b)  Prepare and file with the SEC any statement required pursuant to Rule 14f-1 promulgated under the Exchange Act, and send the statement to all Parent shareholders immediately after the Closing.  Parent, and the Company shall use their respective best efforts to obtain effectiveness of any such statement should any comments arise from the SEC.

(c)  Cancel such shares of Parent Common Stock as contemplated in Section 8.7 as shall have been surrendered to Parent for cancelation and shall not have been sold by the holders thereof to any third parties in private transactions effected substantially concurrently with the Closing, provided that, after giving effect to all the adjustments and transactions herein contemplated, the Company Shareholders shall own beneficially not less than the percentage of the Parent’s issued and outstanding shares of common stock set forth in Schedule 6.7 (based on the assumptions set forth therein).

8.4  Announcing Report.  Contemporaneous with or prior to the earlier of (i) Parent’s first public announcement of the transactions contemplated hereby and (ii) 5:30 p.m. (New York City time) on the fourth (4th) business day following the Closing Date, Parent shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act, including any required financial statements (the “Announcing Form 8-K”).  Parent shall not make any public announcement regarding the transactions contemplated hereby prior to the Closing.

8.5  Ordinary Course.  At all times from and after the date hereof until the Closing Date, Parent covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing) Parent and each of its Subsidiaries shall conduct its businesses only in, and none of Parent and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

8.6  Elimination of Liabilities.  Except as set forth in the next sentence, Parent shall cause the cumulative obligations and liabilities of Parent and Sub immediately prior to the Effective

Time to consist solely of the liabilities for legal expenses and escrow fees payable to Case Knowlson & Jordan LLP (an amount which in the aggregate shall not exceed $30,000) and the legal fees incurred for the tax opinion delivered pursuant to Section 6.5 above (an amount which in the aggregate shall not exceed $10,000).  Parent shall cause all other obligations and liabilities of Parent and Sub to be satisfied or assumed by a third party (together with appropriate releases or indemnities in favor of Parent and Sub), in form and substance satisfactory to the Company and its counsel, immediately prior to the Effective Time.

8.7  Cancelation of Surrendered Shares Not Transferred.  Parent shall cancel such shares of Parent Common Stock as shall have been surrendered to Parent for cancelation and shall not have been sold by the holders thereof to any third parties in private transactions effected substantially concurrently with the Closing, provided that, after giving effect to all the adjustments and transactions herein contemplated, the Company Shareholders shall own beneficially not less than the percentage of the Parent’s issued and outstanding shares of common stock set forth in Schedule 6.7 (based on the assumptions set forth therein).

Section 9.  Indemnification.

9.1  Indemnity Agreement of the Company.  Subject to the provisions and limitations of this Section 9, the Company, for itself, its successors and assigns, agrees to indemnify and save harmless each of Parent and Sub and its respective officers, directors, representatives, and agents from and against:

(a)  Failure to Perform Obligations.  Any Event of Loss (as defined below) or Loss (as defined below) arising as a result of the Company’s failure to perform or discharge any of its duties or obligations to be performed by the Company hereunder prior to the Closing Date;

(b)  Breach of Representation Warranty or Covenant.  Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of the Company set forth in this Agreement; and

(c)  Offering Liabilities.  Any Event of Loss or Loss arising from or related to information provided by the Company about the Company, its intellectual property, other assets or business for inclusion in the Offering Materials, provided that the foregoing shall not extend to statements or omissions made in reliance upon, and in conformity with, written information furnished to the Company by Parent, directly or through its representatives, specifically for use in the preparation of Offering Materials.

9.2  Indemnity Agreement of Parent and Sub.  Subject to the provisions and limitations of this Section 9, each of Parent and Sub, for itself, its successors and assigns, agrees to indemnify and save harmless the Company from and against:

(a)  Failure to Perform Obligations.  Any Event of Loss or Loss arising as a result of Parent’s or Sub’s failure to discharge or perform any duties or obligations to be performed by Parent or Sub hereunder prior to the Closing Date;

(b)  Breach of Representation, Warranty or Covenant.  Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of Parent or Sub set forth in this Agreement; and

(c)  Offering Liabilities.  Any Event of Loss or Loss arising from or related to the Offering or the Offering Materials, provided that the foregoing shall not extend to statements or omissions made in reliance upon, and in conformity with, written information furnished to Parent by the Company, directly or through its representatives, specifically for use in the preparation of Offering Materials.

9.3  Definition of “Loss”.  Any party to this Agreement against which indemnification may be sought pursuant to this Section 9 shall be herein called an “Indemnifying Party,” and any person entitled to indemnification pursuant to this Section 9 shall be herein called an “Indemnified Party.”  The occurrence of an event which may result in a loss, cost, expense or liability of an Indemnified Party hereunder as to which the Indemnifying Party shall have received notice from the Indemnified Party shall be herein called an “Event of Loss,” and the amount of any loss, cost, expense or liability of any kind whatsoever (including legal fees and disbursements incurred in connection therewith) incurred by an Indemnified Party shall be herein called a “Loss;” provided, however, that for purposes of computing the amount of Loss incurred by any Indemnified Party, there shall be deducted an amount equal to the amount of any insurance proceeds (other than self-insurance) directly or indirectly received by such Indemnified Party in connection with such Loss or the circumstances giving rise thereto.

Upon payment by an Indemnified Party of any Loss, the Indemnifying Party shall discharge its obligation to indemnify the Indemnified Party against such Loss by paying to the Indemnified Party an amount that, on an after-tax basis reflecting the hypothetical tax consequences, if any, of the receipt of such amount, shall be equal to the hypothetical after-tax amount of such Loss by taking into account the hypothetical tax consequences, if any, to the Indemnified Party of the payment of such Loss.  For purposes of this Section 9, references to “after-tax basis,” “hypothetical” tax consequences and “hypothetical” after-tax amount refer to calculations of foreign, federal, state and local tax at the maximum statutory rate (or rates, in the case of an item of income or deduction taxable or deductible for purposes of more than one tax) applicable to the Indemnified Party for the relevant year, after taking into account, for example, the effect of deductions available for other taxes such as state and local income taxes, which effect would similarly be calculated on the basis of the maximum statutory rate (or rates) of the tax (or taxes) for which such deduction was available.

9.4  Insurance Proceeds Received After Indemnification.  Each party agrees that, if it receives any payments from the other party hereto with respect to any Loss pursuant to this Section 9 and subsequently such party receives any amount of insurance proceeds (other than from self-insurance) in connection with any such Loss or the circumstances giving rise thereto, such party agrees to promptly deliver or cause to be delivered the amount of such insurance proceeds to the party that made such indemnification payments pursuant to this Section 9; provided, however, a party shall not be required to pay (or cause to be paid) to the other party an amount of insurance proceeds in excess of the payment in respect of the related Loss paid by the Indemnifying Party.

9.5  Deductible Amount and Time Period.  An Indemnifying Party shall not be required to make any indemnification payments hereunder for which such Indemnifying Party would otherwise be liable under this Section 9 until (and then only to the extent that) the total of all amounts to which, but for the provisions of this sentence, the Indemnified Party would be entitled pursuant to this Section 9 with respect to all Losses actually exceeds $25,000; provided, however, that the limitations on liability set forth in this sentence shall not be applicable to (i) any claim against an Indemnifying Party alleging fraudulent misrepresentation or (ii) any payments to be made by the Indemnifying Party pursuant to any provision of this Agreement (other than those set forth in this Section 9) or any provision of the instruments of assumption referred to herein.

Notwithstanding anything in this Section 9 to the contrary, the Indemnifying Party shall have (i) no liability for any Loss arising out of claims of a person not a party or an affiliate of a party to this Agreement as to which the Indemnifying Party shall not have received notice within six years from the Closing Date and (ii) no liability for any Loss arising out of claims under this Agreement (other than those referred to in clause (i) of this sentence) as to which the Indemnifying Party shall not have received notice within four years from the Closing Date.

9.6  Defense of Claims.  In case any legal action shall be commenced or threatened (provided that in the case of a threatened legal action the Indemnified Party believes in good faith that an indemnifiable Loss is likely to occur) against an Indemnified Party which could result in a Loss, the Indemnified Party shall promptly notify the Indemnifying Party in writing.  After receipt of any such notice, the Indemnifying Party shall have the right, exercisable by written notice of exercise to the Indemnified Party promptly after receipt of the notice provided for in the next preceding sentence, (A) to participate in and (B) assume (and control) the defense of such action, at its own expense and with its own counsel, provided such counsel is satisfactory to the Indemnified Party.  If the Indemnifying Party elects to assume the defense of such action, the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action.  The Indemnified Party shall have the right to participate in (but not control) the defense of any such action, but the fees and expenses of counsel for the Indemnified Party shall be at its own expense except as set forth in the following sentence.  The Indemnifying Party shall bear the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnified Party shall have retained such counsel due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, (ii) the Indemnifying Party shall not elect to assume the defense of the action, (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnifying Party in connection with its assumption of the defense of the action within a reasonable time after notice pursuant to the first sentence of this paragraph is delivered to the effect that such action has been commenced or is threatened, or (iv) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party to handle the defense of the action at the expense of the Indemnifying Party.  In no event will the Indemnifying Party be liable for any settlement or admission of liability with respect to any action without its prior written consent, which shall not be unreasonably withheld, but if settled with such consent, the Indemnifying Party shall be liable therefor, subject to the limitations set forth in this Section 9.  The Indemnifying Party may not settle any liability or claim subject to indemnification pursuant to this Section 9 without the consent of the Indemnified Party and on any basis that does not provide for a full release of the Indemnified Party.  Any participation in, or assumption of the defense of, any action by an Indemnifying Party shall be without prejudice to the right of the Indemnifying Party, and shall not be construed as a waiver of its right to deny the obligation to indemnify the Indemnified Party.  The giving of notice as above provided of a loss, damage, cost or expense claimed to be indemnifiable hereunder and the opportunity to exercise the right, as the same is provided (and limited) herein, to participate in and assume control of the defense against such claim shall be a prerequisite to any obligation to indemnify; provided, however, that the Indemnified Party’s rights pursuant to this Section 9 shall not be forfeited by reason of a failure to give such notice or to cooperate in the defense to the extent such failure does not have a material and adverse effect on the defense of such matter.  Notwithstanding any of the above, Parent shall have control of any action arising from a tax claim to the extent such claim is reflected on Parent’s tax returns.

9.7  Payment of Loss; Subrogation.  Any Loss for which an Indemnified Party is entitled to payment hereunder shall be paid by the Indemnifying Party upon written demand by the Indemnified Party.  The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any Loss paid by the Indemnifying Party under this Section 9.  The Indemnified Party shall cooperate with the Indemnifying Party to a reasonable extent, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claims against such other persons.

9.8  Notice of Event of Loss.  Each party agrees that it will give notice to the other party hereunder promptly, but in no event later than 30 days, after the receipt by one of its responsible officers of knowledge of a state of facts which, if not corrected, would be an Event of Loss hereunder.  Each party shall make available to the other party and its counsel and accountants, at reasonable times and for reasonable periods, during normal business hours, all books and records of such party relating to any such possible Event of Loss, and each party will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate prosecution of the defense of any suit, claim or proceeding based upon such state of facts.

Section 10.  Termination of Agreement.  This Agreement and the transactions contemplated hereby may be terminated in the following manner:

10.1  This Agreement may be terminated at any time before Closing by the mutual consent of the Board of Directors of Parent (on behalf of Parent and Sub) and the Board of Directors of the Company.

10.2  Parent (on behalf of Parent and Sub) may terminate this Agreement, at its sole option, if the Closing has not occurred by March 15, 2010.

10.3  The Company may terminate this Agreement, at its sole option, if the Closing has not occurred by March 15, 2010.

10.4  Either Parent or the Company may terminate this Agreement prior to Closing if:

(a)  the other (with Parent and Sub being one party for this purpose) breaches its representations, warranties or covenants herein in any material respect; or

(b)  any event occurs or fails to occur which renders impracticable satisfaction of any of the conditions to its respective obligations under Sections 6 or 7 hereof.

10.5  Upon termination of this Agreement as provided for above and notwithstanding any other provision of this Agreement, none of the parties hereto shall have any further rights or obligations hereunder.  In the event of the termination of this Agreement pursuant to the preceding sentence, the provisions set forth in the first sentence of Section 11.1 and in Section 11.4 shall survive such termination.

10.6  Written notice of termination of this Agreement, as provided for in this Section 10, shall be given by the party so terminating to the other party hereto, in accordance with the provisions of Section 11.9 hereof.

Section 11.  Miscellaneous Provisions.

11.1  Expenses.  Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to the origination, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including all legal and accounting fees and disbursements.

11.2  Payment and Expenses of Other Parties.  The Company, Parent and Sub agree that if subsequent to the Closing Date any of them shall receive any payment due to another party each shall promptly remit the same to the other (net of any tax imposed upon either party in respect of the receipt of such payment), and if any party shall pay any obligations of the other not assumed by it hereunder, the payment shall be for the account of the party to whom the obligation relates and such party shall promptly reimburse the other party for any such payment.

11.3  Annexes and Schedules.  The Annexes and Schedules attached hereto are incorporated herein and made a part hereof for all purposes.  As used herein, the expression “this Agreement” means the body of this Agreement and such Annexes and Schedules; and the expressions “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and such Annexes and Schedules as a whole and not to any particular part or subdivision thereof.

11.4  Survival of Obligations.  Subject to the applicable limitations of Section 10 above, the respective representations, warranties, covenants and agreements of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement and shall continue in full force and effect after the Closing Date.

11.5  Amendments and Waivers.  Except as otherwise specifically stated herein, any provision of this Agreement may be amended by, and only by, a written instrument executed by Parent on one part (acting as a single party for purposes of this Section 11.5 with Sub) and the Company on another part.  The Company may extend the time for or waive the performance of any obligation of Parent or Sub, waive any inaccuracies in the representations or warranties by Parent or Sub or waive compliance by Parent or Sub with any of the terms and conditions contained in this Agreement.  Any such extension or waiver shall be in writing and executed by the Company.  Parent may extend the time for or waive the performance of any obligations of the Company, waive any inaccuracies in the representations or warranties by the Company, or waive compliance by the Company with any of the terms and conditions contained in this Agreement.  Any such extension or waiver shall be in writing and executed by Parent.

11.6  Further Assurances.  From and after the Closing Date, the parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

11.7  Public Statements.  Except as may be required by law, none of the Company, Parent or Sub shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the others with a written copy of the text of such release or statement and obtaining the consent of the other (with Parent acting on behalf of itself and Sub) respecting such release or statement.

11.8  Confidentiality.  If the transactions contemplated by this Agreement shall be consummated, (i) the Company shall keep this Agreement, the terms hereof, and all documents and information relating to this Agreement and to the Opportunity confidential, except as may be required by law and (ii) Parent and Sub shall keep this Agreement, the terms hereof, and all documents and information received from the Company, to the extent they relate to anything other than the Opportunity, confidential, except as may be required by law.  In the event that the transactions contemplated by this Agreement shall not be consummated, each party (with Parent acting on behalf of itself and Sub as a single party for purposes of this Section 11.8) (i) shall return to the other party all such documents and written information as it shall have received from the other party in connection with this Agreement, (ii) shall treat such documents and information as confidential, and (iii) shall not disclose or utilize, and shall use its best efforts to prevent any of its employees from disclosing or utilizing, such documents and information.  However, in any event, the restrictions of this Section 11.8 shall not apply (i) in the case of Parent, to any document or information if such document or information (A) was already known to Parent, as evidenced by Parent’s written records, prior to the receipt of such document or information from the Company, (B) was publicly available at the time of the disclosure of such document or information by the Company to Parent or subsequently became publicly available through no fault of Parent, or (C) was approved for public disclosure by the written authorization of the Company and (ii) in the case of the Company, to any document or information, if such document or information (A) was publicly available at the time of disclosure of such document or information by the Company to Parent or subsequently became available through no fault of the Company or (B) was approved for public disclosure by the written authorization of Parent.  Notwithstanding any termination of this Agreement, the parties’ obligations under this Section 11.8 shall continue and survive such termination for a period of five years from the date hereof.

11.9  Parties Bound.  This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns.  The respective rights and obligations of any party hereto shall not be assignable without the consent of the other parties except that any and all obligations, duties, liabilities, rights and benefits owing to Parent or Sub or to be performed by Parent or Sub may be assigned to, and thereafter assumed and performed or received by, any corporation or partnership (designated by Parent by notice to the Company) of which 100% of the capital stock or equity interests are owned directly or indirectly by Parent or any corporation or partnership which owns directly or indirectly 100% of the capital stock of Parent, or a limited partnership of which Parent or a wholly-owned subsidiary of Parent is the sole general partner; provided, however, that Parent or Sub, as applicable, will be liable for all obligations of Parent or Sub, as applicable, to be performed hereunder to the extent not performed by such corporation or partnership in accordance with the terms hereof.

11.10  Governing Law.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California, provided that the effect of the Merger shall be as provided under the law of the State of Nevada.  Jurisdiction and venue for any action or proceeding shall be in the appropriate federal or state court located within the County of Los Angeles, State of California.

11.11  Remedies.  Each party recognizes that money damages may be inadequate to compensate a party for a breach by the other party of its obligations under this Agreement, and each party agrees that in the event of such a breach non-breaching party may apply for an injunction of specific performance or the granting of such other equitable remedies as may be awarded by a court of competent jurisdiction in order to afford the non-breaching party the benefits of this Agreement and that the breaching party shall not object to such application, entry of such injunction or granting of such other equitable remedies on the ground that money damages will be sufficient to compensate the non-breaching party.

11.12  Notices.  Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the day actually received or on the close of business on the second business day next following the day when deposited in the United States mail, postage prepaid, certified or registered, addressed to the party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other party in writing, with copies sent to the persons indicated:

If to the Company:

8591 Skyline Drive
Los Angeles, California 90046
Attention:  Daniel L. Farkas, Chairman

        If to Parent or Sub:

1530 - 9th Avenue S.E.
Calgary, Alberta T2G 0T7 Canada
Attention:  Jacqueline Danforth, Chief Financial Officer

12.13  Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and the words of any gender shall include each other gender where appropriate.

12.14  Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof.

12.15  Invalid Provisions.  If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

12.16  Accounting Terms.  Unless otherwise specified or agreed to in writing by the parties hereto, all accounting terms used in this Agreement shall be interpreted in accordance with United States generally accepted accounting principles applied on a consistent basis.

12.17  Entirety of Agreement.  This Agreement contains the entire agreement between the parties.  No representation, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.  This Agreement replaces and supersedes in its entirety the MOA.

12.18  Currency.  All dollar amounts stated herein, unless otherwise specified, are stated in United States currency.

12.19  Brokerage and Finder’s Fees.  Each party hereto agrees to pay all expenses and fees it has incurred to the extent that it has engaged a broker or finder in connection with this transaction and further agrees to indemnify and save the other party hereto harmless from any claims by any such brokers or finders in connection with the Merger and the other transactions contemplated by this Agreement.

12.20  Multiple Counterparts; Effectiveness.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement.  This Agreement shall become effective when executed and delivered by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

Cascade Technologies Corp.

By           /s/ Jacqueline Danforth
Jacqueline Danforth
CFO

SUB:

SMI Merger Sub

By           /s/ Jacqueline Danforth
Jacqueline Danforth
CFO

THE COMPANY:

Spectral Molecular Imaging, Inc.

By           /s/ Daniel Farkas
Daniel Farkas
Chairman